EXHIBIT 99.1

Consolidated Communications Reports Third Quarter 2017 Results

  Declared the 50th consecutive quarterly dividend
  Closed on acquisition of FairPoint July 3, focused on integration activities
  On target to achieve $55 million in synergies
  Acquisition expands company’s fiber network to more than 36,000 fiber route miles making Consolidated Communications the ninth largest fiber provider in the U.S.

MATTOON, Ill., Nov. 02, 2017 (GLOBE NEWSWIRE) -- Consolidated Communications Holdings, Inc. (Nasdaq:CNSL) (the “Company”) reported results for the third quarter 2017.  The Company will hold a conference call and simultaneous webcast to discuss its results today at 11 a.m. (ET).

Third quarter 2017 Consolidated Communications financial summary:

  Revenue totaled $363.3 million
  Net cash from operating activities was $31.7 million
  Adjusted EBITDA was $137.4 million
  Dividend payout ratio was 57.4 percent

“We are focused on executing on our FairPoint integration and identifying opportunities for organic growth across all markets,” said Bob Udell, president and chief executive officer of Consolidated Communications.  “Results from these activities include growing Metro Ethernet service revenues by 10 percent on a pro forma basis, and staying focused on integration activities to enable us to achieve our two-year, $55 million synergy target. We have already recognized approximately $20.0 million in cumulative run rate synergies as of the end of the third quarter.”

“We are realizing the financial benefits of the business combination with FairPoint,” Udell added.  “In addition to synergies and improvement to our leverage ratio, we have significantly improved our dividend coverage and we are excited to have just declared our 50th consecutive dividend to our shareholders.”

“While Hurricane Harvey and Irma impacted our Texas and Florida service areas this quarter, our customers experienced only minor service disruptions due to the resiliency of our network and employees,” said Bob Udell. “I want to take this opportunity to commend our team of skilled employees and thank them for their work in preparing for the storms and their post storm recovery execution as they quickly restored service to the impacted areas.”

Pro Forma Financial Results for the Third Quarter

The pro forma results give effect to the FairPoint acquisition as if it had occurred as of Jan. 1, 2016.

  Revenues were $363.3 million, compared to adjusted revenue of $380.0 million for the third quarter of 2016, after excluding $18.7 million attributed to the equipment sales and service business and Iowa ILEC which the Company divested in 2016.  Results also reflect the scheduled August step down of CAF subsidies of $2.0 million.  Metro E/Circuit revenues increased $3.7 million or 10 percent; however, overall commercial and carrier revenue growth was flat for the quarter, while we continued to experience expected declines in consumer voice, subsidies and access.

  Income from operations was $19.0 million, compared to $91.9 million in the third quarter of 2016. The year-over-year decline is primarily due to a $69.2 million non-cash pension benefit recognized by FairPoint in the third quarter of 2016 from the reduction in its post-retirement benefit obligation as a result of the elimination of post-employment healthcare benefits for active union employees. The remaining decline was due to a decrease in operating revenue, as described above, which was partially offset by a reduction in operating expenses from synergy realization and efficiency improvements.

  Interest expense, net was $30.1 million, compared to $29.4 million for the same period last year.

  Cash distributions from the Company’s wireless partnerships were $8.6 million for both quarters ended Sept. 30, 2017 and 2016.

  Other income, net was $9.6 million, compared to $8.5 million in the third quarter of 2016.

  On a GAAP basis, net loss was ($28.4) million and GAAP loss per share was ($.41). Adjusted diluted net income per share excludes certain items in the manner described in the table provided in this release.  Adjusted diluted net income per share was $0.00 in the third quarter, compared to $0.16 the same period last year.  Additionally, net income per share has been impacted by approximately $0.09 due to increased depreciation and amortization associated with the preliminary valuation of the FairPoint assets.

  Adjusted EBITDA was $137.4 million compared to pro forma $143.8 million a year ago.  The year over year decline is primarily due to lower revenues, offset by declining expenses and synergies realized as a result of the FairPoint acquisition and the divestitures of EIS and the Iowa ILEC in 2016.

  The total net debt to pro forma last 12-month adjusted EBITDA ratio was 4.28, before giving effect to full targeted synergies of $55.0 million which are expected to be realized within the first two years from closing the FairPoint acquisition.

Cash Available to Pay Dividends, Capex

For the third quarter, cash available to pay dividends was $47.8 million, and the dividend payout ratio was 57.4 percent.  At Sept. 30, 2017, cash and cash equivalents were $23.3 million.  Capital expenditures were $61.2 million for the third quarter.

Financial Guidance

The Company affirms its 2017 financial guidance which was provided with second quarter earnings. The guidance presented in the following table, includes FairPoint as if it was part of the Company the full 2017 fiscal year.

	2016 Results
($ in millions)	CNSL	FRP	Combined	2017 Pro Forma Guidance
Cash interest expense[1]	$70.6	$77.2	$147.8	$111 to $116
Cash income taxes/refund[2]	$(0.2)	$1.3	$1.1	$2 to $4
Capital expenditures	$125.2	$117.1	$242.3	$230 to $235

(1) Pro Forma interest expense is based on the legacy CNSL debt structure plus the $935.0 million incremental term loan issued under our credit agreement for the acquisition of FairPoint at a rate of Libor, plus 3.00% coupon with a 1.00% Libor floor. 2017 cash interest guidance does not include ticking fees or commitment fees.

(2) Cash income taxes primarily include local and state income taxes and federal income taxes will be shielded by net operating losses.

Dividend Payments

On Oct. 30, 2017, the Company’s board of directors declared a quarterly dividend of $0.38738 per common share, which is payable on Feb. 1, 2018 to stockholders of record at the close of business on Dec. 15, 2017.  This will represent the 50th consecutive quarterly dividend paid by the Company.

Conference Call Information

The Company will host a conference call today at 11 a.m. ET / 10 a.m. CT to discuss third quarter earnings and developments with respect to the Company.  The live webcast and replay can be accessed from the Investor Relations section of the Company’s website at http://ir.consolidated.com.  The live conference call dial-in number is 1-877-374-3981 with conference ID 96573974.  A telephonic replay of the conference call will be available through Nov 9, 2017 and can be accessed by calling 1-855-859-2056, conference ID:  96573974.

About Consolidated Communications

Consolidated Communications Holdings, Inc. (NASDAQ:CNSL) is a leading broadband and business communications provider serving consumers, businesses of all sizes, and wireless companies and carriers, across a 24-state service area.  Leveraging its advanced fiber optic network spanning more than 36,000 fiber route miles, Consolidated Communications offers a wide range of communications solutions, including: data, voice, video, managed services, cloud computing and wireless backhaul.  Headquartered in Mattoon, Ill., Consolidated Communications has been providing services in many of its markets for more than a century.

Use of Non-GAAP Financial Measures

This press release, as well as the conference call, includes disclosures regarding “EBITDA,” “adjusted EBITDA,” “cash available to pay dividends” and the related “dividend payout ratio,” “total net debt to last twelve month adjusted EBITDA coverage ratio,” “adjusted diluted net income per share” and “adjusted net income attributable to common stockholders,” all of which are non-GAAP financial measures and described in this section as not being in compliance with Regulation S-X.  Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations, net income or net income per share as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and the non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.  A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted or required by the lenders under our credit agreement in place at the end of each quarter in the periods presented.  The tables that follow include an explanation of how adjusted EBITDA is calculated for each of the periods presented with the reconciliation to net income.  EBITDA is defined as net earnings before interest expense, income taxes, depreciation and amortization on a historical basis.

Cash available to pay dividends represents adjusted EBITDA plus cash interest income less (1) cash interest expense, (2) capital expenditures and (3) cash income taxes; this calculation differs in certain respects from the similar calculation used in our credit agreement.

We present adjusted EBITDA, cash available to pay dividends and the related dividend payout ratio for several reasons.  Management believes adjusted EBITDA, cash available to pay dividends and the dividend payout ratio are useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt) and pay dividends. In addition, we have presented adjusted EBITDA, cash available to pay dividends and the dividend payout ratio to investors in the past because they are frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting them here provides a measure of consistency in our financial reporting. Adjusted EBITDA and cash available to pay dividends, referred to as Available Cash in our credit agreement, are also components of the restrictive covenants and financial ratios contained in our credit agreement that requires us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends.  The definitions in these covenants and ratios are based on adjusted EBITDA and cash available to pay dividends after giving effect to specified charges.  In addition, adjusted EBITDA, cash available to pay dividends and the dividend payout ratio provide our board of directors with meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in our credit agreement and to measure our ability to service and repay debt.  We present the related “total net debt to last twelve month adjusted EBITDA coverage ratio” principally to put other non-GAAP measures in context and facilitate comparisons by investors, security analysts and others; this ratio differs in certain respects from the similar ratio used in our credit agreement.  These measures differ in certain respects from the ratios used in our senior notes indenture.

These non-GAAP financial measures have certain shortcomings.  In particular, adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure.  Similarly, while we may generate cash available to pay dividends, we are not required to use any such cash to pay dividends, and the payment of any dividends is subject to declaration by our board of directors, compliance with applicable law and the terms of our credit agreement.  Because adjusted EBITDA is a component of the dividend payout ratio and the ratio of total net debt to last twelve month adjusted EBITDA, these measures are also subject to the material limitations discussed above.  In addition, the ratio of total net debt to last twelve month adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes these ratios are useful as a means to evaluate our ability to incur additional indebtedness in the future.

We present the non-GAAP measures adjusted diluted net income per share and adjusted diluted net income attributable to common stockholders because our net income and net income per share are regularly affected by items that occur at irregular intervals or are non-cash items.  We believe that disclosing these measures assists investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

Preliminary Pro Forma Results

Estimated pro forma results of operations presented herein gives effect to the acquisition of FairPoint Communications, Inc. as if it had occurred on Jan. 1, 2016. The estimated pro forma results include certain accounting adjustments related to the acquisition that are expected to have a continuing impact on the combined results, including adjustments for depreciation and amortization of the acquired tangible and intangible assets acquired, interest expense on the debt incurred to complete the acquisition and to repay certain existing indebtedness of FairPoint, the exclusion of certain acquisition related costs and the tax impact of these pro forma adjustments.  These adjustments and the related results are based on a preliminary valuation of the estimated fair value of the net assets acquired, which is subject to change upon the final assessment and such changes could be material.  The estimated pro forma information is not intended to represent or be indicative of the results of the combined company that would have been obtained had the acquisition been completed as of the dates presented and should not be taken as representative of the future consolidated results of the combined company.

Safe Harbor

The Securities and Exchange Commission (“SEC”) encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions.  Certain statements in this communication are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  These forward-looking statements reflect, among other things, our current expectations, plans, strategies, and anticipated financial results.  There are a number of risks, uncertainties, and conditions that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements.  These risks and uncertainties include our ability to successfully integrate FairPoint Communications, Inc.’s operations and realize the synergies from the integration, as well as a number of factors related to our business, including economic and financial market conditions generally and economic conditions in our service areas; various risks to stockholders of not receiving dividends and risks to our ability to pursue growth opportunities if we continue to pay dividends according to the current dividend policy; various risks to the price and volatility of our common stock; changes in the valuation of pension plan assets; the substantial amount of debt and our ability to repay or refinance it or incur additional debt in the future; our need for a significant amount of cash to service and repay the debt and to pay dividends on our common stock; restrictions contained in our debt agreements that limit the discretion of management in operating the business; regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with our possible pursuit of acquisitions; system failures; cyber-attacks, information or security breaches or technology failure of ours or of a third party; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; new or changing tax laws or regulations; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of our network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; and liability and compliance costs regarding environmental regulations. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements are discussed in more detail in our filings with the SEC, including our reports on Form 10-K and Form 10-Q.  Many of these circumstances are beyond our ability to control or predict.  Moreover, forward-looking statements necessarily involve assumptions on our part.  These forward-looking statements generally are identified by the words “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” “plan,” “should,” “may,” “will,” “would,” “will be,” “will continue” or similar expressions.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Consolidated Communications Holdings, Inc. and its subsidiaries to be different from those expressed or implied in the forward-looking statements.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements that appear throughout this communication.  Furthermore, forward-looking statements speak only as of the date they are made.  Except as required under the federal securities laws or the rules and regulations of the SEC, we disclaim any intention or obligation to update or revise publicly any forward-looking statements.  You should not place undue reliance on forward-looking statements.

Company Contact

Lisa Hood, Consolidated Communications
Phone:  (844)-909-CNSL (2675)
Lisa.hood@consolidated.com

– Tables to follow –

Consolidated Communications Holdings, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except share and per share amounts)
(Unaudited)
	September 30,	December 31,
	2017	2016

ASSETS
Current assets:
Cash and cash equivalents	$23,314	$27,077
Accounts receivable, net	120,844	56,216
Income tax receivable	23,494	21,616
Prepaid expenses and other current assets	33,852	28,292
Assets held for sale	21,406	-
Total current assets	222,910	133,201

Property, plant and equipment, net	2,058,418	1,055,186
Investments	108,268	106,221
Goodwill	1,042,285	756,877
Other intangible assets	318,487	31,612
Other assets	10,857	9,661
Total assets	$3,761,225	$2,092,758

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$14,154	$6,766
Advance billings and customer deposits	45,086	26,438
Dividends payable	27,440	19,605
Accrued compensation	43,477	16,971
Accrued interest	17,183	11,260
Accrued expense	75,672	54,123
Current portion of long-term debt and capital lease obligations	28,824	14,922
Liabilities held for sale	1,075	-
Total current liabilities	252,911	150,085

Long-term debt and capital lease obligations	2,311,247	1,376,754
Deferred income taxes	321,355	244,298
Pension and other post-retirement obligations	340,067	130,793
Other long-term liabilities	33,996	14,573
Total liabilities	3,259,576	1,916,503

Shareholders' equity:
Common stock, par value $0.01 per share; 100,000,000 shares
authorized, 70,836,042 and 50,612,362, shares outstanding
as of September 30, 2017 and December 31, 2016, respectively	708	506
Additional paid-in capital	578,218	217,725
Accumulated deficit	(34,861)	-
Accumulated other comprehensive loss, net	(47,853)	(47,277)
Noncontrolling interest	5,437	5,301
Total shareholders' equity	501,649	176,255
Total liabilities and shareholders' equity	$3,761,225	$2,092,758

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Net revenues	$363,329	$191,541	$703,214	$567,258
Operating expenses:
Cost of services and products	145,323	85,646	287,090	246,129
Selling, general and administrative
expenses	94,459	39,917	166,210	119,398
Acquisition and other transaction costs	27,139	18	30,663	266
Loss on impairment	-	-	-	610
Depreciation and amortization	104,406	43,224	187,084	130,855
Income (loss) from operations	(7,998)	22,736	32,167	70,000
Other income (expense):
Interest expense, net of interest income	(36,307)	(19,075)	(99,896)	(56,827)
Other income, net	9,622	8,419	23,142	24,262
Income (loss) before income taxes	(34,683)	12,080	(44,587)	37,435
Income tax expense (benefit)	(6,289)	4,991	(9,862)	22,287
Net income (loss)	(28,394)	7,089	(34,725)	15,148

Less: net income attributable to noncontrolling interest	54	77	136	211

Net income (loss) attributable to common shareholders	$(28,448)	$7,012	$(34,861)	$14,937

Net income (loss) per basic and diluted common shares
attributable to common shareholders	$(0.41)	$0.14	$(0.62)	$0.29

Consolidated Communications Holdings, Inc.
Pro Forma Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Pro Forma		Pro Forma
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Net revenues	$363,329	$398,682	$1,104,260	$1,187,772
Operating expenses:
Operating expenses (exclusive of depreciation	238,214	266,805	734,373	804,313
and amortization)
Other post employment benefit and pension expense	1,734	(66,984)	7,623	(172,267)
Depreciation and amortization	104,406	106,915	313,576	323,028
Income from operations	18,975	91,946	48,688	232,698
Other income (expense):
Interest expense, net of interest income	(30,139)	(29,432)	(89,622)	(87,984)
Other income, net	9,622	8,510	23,461	24,606
Income (loss) from before income taxes	(1,542)	71,024	(17,473)	169,320
Income tax expense (benefit)	(914)	28,569	(6,897)	75,041
Net Income (loss)	(628)	42,455	(10,576)	94,279
Less: net income attributable to noncontrolling interest	54	77	136	211

Net income (loss) attributable to common shareholders	$(682)	$42,378	$(10,712)	$94,068

Net income (loss) per basic and diluted common share
attributable to common shareholders	$(0.01)	$0.60	$(0.15)	$1.34

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
OPERATING ACTIVITIES
Net income (loss)	$(28,394)	$7,089	$(34,725)	$15,148
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	104,406	43,224	187,084	130,855
Deferred income taxes	4,199	469	4,221	7,993
Cash distributions from wireless partnerships in excess of/(less than) earnings	(953)	(97)	(889)	(1,250)
Non-cash, stock-based compensation	889	862	2,319	2,666
Amortization of deferred financing	7,119	815	15,928	2,413
Other adjustments, net	359	382	2,657	1,017
Changes in operating assets and liabilities, net	(55,934)	5,342	(51,371)	14,749
Net cash provided by operating activities	31,691	58,086	125,224	173,591
INVESTING ACTIVITIES
Business acquisition, net of cash acquired	(862,385)	(13,422)	(862,385)	(13,422)
Purchase of property, plant and equipment, net	(61,228)	(31,887)	(119,289)	(94,158)
Proceeds from sale of assets	195	20,913	296	20,963
Net cash used in investing activities	(923,418)	(24,396)	(981,378)	(86,617)
FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	1,008,325	24,000	1,031,325	31,000
Payment of capital lease obligations	(2,370)	(945)	(5,363)	(1,757)
Payment on long-term debt	(62,250)	(28,275)	(89,750)	(39,825)
Payment of financing costs	(16,732)	-	(16,732)	-
Share repurchases for minimum tax withholding	-	-	(41)	(71)
Dividends on common stock	(27,441)	(19,622)	(66,698)	(58,796)
Other	(350)	-	(350)	-
Net cash provided by (used in) financing activities	899,182	(24,842)	852,391	(69,449)
Net change in cash and cash equivalents	7,455	8,848	(3,763)	17,525
Cash and cash equivalents at beginning of period	15,859	24,555	27,077	15,878
Cash and cash equivalents at end of period	$23,314	$33,403	$23,314	$33,403

Consolidated Communications Holdings, Inc.
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Commercial and carrier:
Data and transport services (includes VoIP)	$84,226	$49,653	$183,741	$147,323
Voice services	55,688	25,098	102,830	75,446
Other	13,366	3,481	22,199	8,808
	153,280	78,232	308,770	231,577
Consumer:
Broadband (VoIP, Data and Video)	87,587	51,363	190,127	159,025
Voice services	56,861	13,717	82,330	42,236
	144,448	65,080	272,457	201,261

Equipment sales and service	-	17,695	-	37,783
Subsidies	20,933	11,681	41,897	37,737
Network access	41,262	15,536	69,953	48,654
Other products and services	3,406	3,317	10,137	10,246
Total operating revenue	363,329	191,541	703,214	567,258

Less operating revenues from divestitures	-	(18,702)	-	(41,882)
Adjusted operating revenue	$363,329	$172,839	$703,214	$525,376

Consolidated Communications Holdings, Inc.
Pro Forma Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Pro Forma, Three Months Ended
	Q3 2017	Q2 2017	Q1 2017	Q4 2016	Q3 2016
Commercial and carrier:
Data and transport services (includes VoIP)	$84,226	$83,786	$83,366	$83,552	$84,270
Voice services	55,688	57,607	57,847	59,049	60,847
Other	13,366	13,562	12,238	11,875	11,811
	153,280	154,955	153,451	154,476	156,928
Consumer:
Broadband (VoIP, Data and Video)	87,587	87,722	87,736	87,495	86,867
Voice services	56,861	57,135	57,834	60,044	63,345
	144,448	144,857	145,570	147,539	150,212

Equipment sales and service	-	-	-	5,354	17,695
Subsidies	20,933	22,890	25,268	22,806	23,164
Network access	41,262	42,715	43,728	45,736	46,962
Other products and services	3,406	3,671	3,826	3,938	3,721
Total operating revenue	363,329	369,088	371,843	379,849	398,682

Less operating revenues from divestitures	-	-	-	(5,354)	(18,702)
Adjusted operating revenue	$363,329	$369,088	$371,843	$374,495	$379,980

Consolidated Communications Holdings, Inc.
Schedule of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net income (loss)	$(28,394)	$7,089	$(34,725)	$15,148
Add (subtract):
Income tax expense (benefit)	(6,289)	4,991	(9,862)	22,287
Interest expense, net	36,307	19,075	99,896	56,827
Depreciation and amortization	104,406	43,224	187,084	130,855
EBITDA	106,030	74,379	242,393	225,117

Adjustments to EBITDA (1):
Other, net (2)	29,645	1,273	35,682	5,214
Investment income (accrual basis)	(9,594)	(8,735)	(23,068)	(24,636)
Investment distributions (cash basis)	8,641	8,638	22,021	23,218
Pension/OPEB expense	1,746	720	1,602	2,159
Non-cash compensation (3)	889	862	2,319	2,666

Adjusted EBITDA	$137,357	$77,137	$280,949	$233,738

Notes:
(1) These adjustments reflect those required or permitted by the lenders under our credit agreement.
(2) Other, net includes income attributable to noncontrolling interests, acquisition and non-recurring related costs, and certain miscellaneous items.
(3) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are excluded from adjusted EBITDA.

Consolidated Communications Holdings, Inc.
Schedule of Pro Forma Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Pro Forma		Pro Forma		Pro Forma
	Three Months Ended		Nine Months Ended		Last Twelve
	September 30,		September 30,		Months Ended
	2017	2016	2017	2016	September 30, 2017
Net income (loss)	$(628)	$42,455	$(10,576)	$94,279	$6,868
Add (subtract):
Income tax expense (benefit)	(914)	28,569	(6,897)	75,041	5,376
Interest expense, net	30,139	29,432	89,622	87,984	118,923
Depreciation and amortization	104,406	106,915	313,576	323,028	420,422
EBITDA	133,003	207,371	385,725	580,332	551,589

Adjustments to EBITDA (1):
Other, net (2)	2,672	1,266	5,449	6,469	8,006
Investment income (accrual basis)	(9,594)	(8,735)	(23,068)	(24,636)	(31,404)
Investment distributions (cash basis)	8,641	8,638	22,021	23,218	30,947
Pension/OPEB expense	1,746	(66,708)	7,621	(171,983)	(31,280)
Loss on extinguishment of debt	-	-	-	-	6,559
Non-cash compensation (3)	889	1,945	5,305	7,667	6,946

Adjusted EBITDA	$137,357	$143,777	$403,053	$421,067	$541,363

Notes:
(1) These adjustments reflect those required or permitted by the lenders under our credit agreement.
(2) Other, net includes income attributable to noncontrolling interests, acquisition and non-recurring related costs, and certain miscellaneous items.
(3) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are excluded from adjusted EBITDA.

Consolidated Communications Holdings, Inc.
Cash Available to Pay Dividends
(Dollars in thousands)
(Unaudited)

			Pro Forma
	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2017	September 30, 2017	September 30, 2017

Adjusted EBITDA	$137,357	$280,949	$403,053	(a)

- Cash interest expense	(28,267)	(63,420)	(84,062)
- Capital expenditures	(61,228)	(119,289)	(165,304)
- Cash income (taxes)/refund	(60)	(969)	(1,314)

Cash available to pay dividends	$47,802	$97,271	$152,373

Dividends Paid	$27,441	$66,698	$82,323
Payout Ratio	57.4%	68.6%	54.0%

Note: The above calculation excludes the principal payments on our debt

(a) Full benefit of targeted synergies of $55.0 million are not yet fully reflected in Pro Forma Adjusted EBITDA.

Consolidated Communications Holdings, Inc.
Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)

	September 30,
Summary of Outstanding Debt:	2017
Term loans, net of discount $8,676	$1,817,324
Revolving loan	18,000
Senior unsecured notes due 2022, net of discount $3,831	496,169
Capital leases	23,313
Total debt as of September 30, 2017	$2,354,806
Less deferred debt issuance costs	(14,735)
Less cash on hand	(23,314)
Total net debt as of September 30, 2017	$2,316,757

Pro Forma Adjusted EBITDA for the last
twelve months ended September 30, 2017	$541,363	(a)

Total Net Debt to last twelve months
Adjusted EBITDA - Pro Forma	4.28x

(a) Full benefit of targeted synergies of $55.0 million are not yet fully reflected in Pro Forma Adjusted EBITDA.

Consolidated Communications Holdings, Inc.
Adjusted Net Income and Net Income Per Share
Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net income (loss)	$(28,394)	$7,089	$(34,725)	$15,148
Transaction and severance related costs, net of tax	17,039	606	21,320	1,985
Amortization of commitment fee, net of tax	3,378	-	7,791	-
Ticking fees on committed financing, net of tax	187	-	10,926	-
Tax on non-deductible transaction related costs	2,341	-	2,341	-
Deferred tax related to acquisition	5,205	-	5,205	-
Impairment charge for sale of Iowa ILEC, net of tax	-	-	-	248
Deferred tax related to asset held for sale	-	-	-	7,524
Non-cash stock compensation, net of tax	514	506	1,405	1,082
Adjusted net income	$270	$8,201	$14,263	$25,987

Weighted average number of shares outstanding	69,830	50,294	56,955	50,292
Adjusted diluted net income per share	$-	$0.16	$0.25	$0.52

Notes:
Calculations above assume a 42.2% and 41.3% effective tax rate for the three months ended and 39.4% and 59.4% for the nine months ended September 30, 2017 and 2016, respectively.

Net income per share has been impacted by approximately $0.09 for the three months ended September 30, 2017 due to increased depreciation and amortization associated with the preliminary valuation of the FairPoint assets.

Consolidated Communications Holdings, Inc.
Key Operating Statistics
(Unaudited)

		Pro Forma		Pro Forma
	September 30,	June 30,	% Change	September 30,	% Change
	2017	2017	in Qtr	2016	YOY

Voice Connections(1)	990,162	1,012,467	(2.2%)	1,066,778	(7.2%)

Data and Internet Connections(1)	783,945	784,619	(0.1%)	780,021	0.5%

Video Connections	105,480	107,279	(1.7%)	116,365	(9.4%)

Business and Broadband as % of total revenue(2)	74.2%	74.3%	(0.1%)	74.6%	(0.5%)

Fiber route network miles (long-haul and metro)	35,749	35,592	0.4%	35,100	1.8%

On-net buildings	8,782	8,555	2.7%	8,000	9.8%

Consumer Customers	683,519	696,136	(1.8%)	723,906	(5.6%)

Consumer ARPU	$70.44	$69.36	1.6%	$69.17	1.8%

Notes:
(1) The acquisition of FairPoint Communications, Inc. resulted in an increase of 546,492 voice connections and 301,000 data connections in the third quarter 2017.

(2) Business and Broadband revenue % includes: commercial/carrier, equipment sales and service, directory, consumer broadband and special access.